Yield10 Bioscience Announces Third Quarter 2019 Financial Results
WOBURN, Mass. - November 12, 2019 - Yield10 Bioscience, Inc. (NASDAQ:YTEN), an agricultural bioscience company that uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, today reported financial results for the three and nine months ended September 30, 2019.

"We are working to advance key initiatives and achieve several milestones further demonstrating the commercial path for our traits in the months ahead," said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. "We expect to have near-term opportunities to report data on our performance traits from studies conducted this year as well as to form new collaborations around our GRAIN platform.
"We have begun a transition into a development stage company, one actively engaging in commercialization efforts by identifying partners and processes we believe will scale our Trait Factory and position the Company for future growth. In 2019, we forged ahead, executing a critical component of our strategy working with major agricultural companies to test our yield traits in commercial crops.
"In the third quarter, we expanded our research agreement with Bayer for evaluation of our C3004 trait in soybean. In October, we signed a research agreement with Simplot, a major, privately held food and agribusiness company, to test three of our novel traits in potato. Both of these are examples of market leaders deploying and testing our innovative performance traits in crops of commercial significance.
“We are also well-positioned to capture value from our investments and capabilities in Camelina as a platform for producing specialty oils as well as other products of commercial interest, such as PHB biomaterials for water treatment. In 2019, we filed new patent applications including one covering the use of gene combinations to boost oil content in crops, and another on breakthrough technology for making PHB biomaterials in Camelina. We are pursuing new opportunities for collaboration based on Camelina as a production platform.

“We look forward to completing the analysis of data from our field tests of several traits in Camelina and canola, and reporting the data in the first quarter of 2020. We have progressed several traits this year, including C3003, C3004, and our CRISPR oil content traits such as C3008, C3009 and C3007. We expect to have many options for configuring our 2020 field tests with a desired goal of generating research and field data that support the creation of collaborations and other opportunities for revenue generation. Our traits represent potentially game-changing technology in agriculture that could allow the development of new crops with advanced performance and compositional profiles,” Dr. Peoples said.
Recent Progress Achieving 2019 Milestones
Expanded the research agreement with Bayer for evaluation of a new discovery related to the C3004 yield trait gene in soybean. Under the amended research license, Bayer will have access to new developments from Yield10’s C3004 program based on advanced technology related to the C3004 trait and its potential to increase seed yield.
Signed a research agreement with J. R. Simplot Company, to evaluate novel new traits to produce high yielding, sustainable potato crop. Under the agreement with Yield10, Simplot plans to conduct research with three yield traits (C3003, C3004, C4001) within its research and development program as a strategy to improve crop performance and sustainability. In addition to the three-year, non-exclusive research agreement, Simplot was granted an option to negotiate an exclusive commercial license agreement.
Presented research showcasing the Camelina Platform for producing PHB biomaterials to improve water quality. At the 3rd International Conference on Plant Synthetic Biology held in October, Yield10’s CSO Dr. Kristi Snell highlighted the scientific breakthrough achieved by Yield10 researchers demonstrating the ability to produce PHB biomaterials at the level of 10% of the mature seed weight in seeds of Camelina. PHB-producing Camelina can improve the sustainability of food production as a cover crop, by mitigating nutrient runoff at its source in the field, while also producing a PHB product for use as a denitrifying agent for water treatment that provides revenue to the farmer.
Presented research highlighting the Camelina Platform for producing specialty oils for use in food and animal feed. At the 7th Plant Genomics & Gene Editing Congress held in November, Dr. Snell discussed strategies employed by the Yield10 team to identify and edit novel gene targets using CRISPR genome editing to improve seed yield and oil content in oilseed crops. Deploying these new performance traits in Camelina could transform the crop into an attractive platform for producing high value products, such as specialty oils, while providing growers with an opportunity for crop diversification.
THIRD QUARTER 2019 FINANCIAL OVERVIEW
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
The Company ended the third quarter of 2019 with $2.9 million in unrestricted cash and cash equivalents. During the three and nine months ended September 30, 2019, the Company used $1.4 million and $5.4 million, respectively, for operating activities. The Company is reducing its previous guidance of total cash usage during 2019 from $9.0 - $9.5 million to $8.5 - $9.0 million as a result of a change in anticipated timing of certain expenses.
The Company's present capital resources will not be sufficient to fund its planned operations for a twelve-month period and, therefore, raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operations
The Company’s net cash used by operating activities during the third quarter of 2019 was $1.4 million, a decrease of $0.4 million from the $1.8 million used in operating activities during third quarter 2018.
For the third quarter ending September 30, 2019, the Company reported a net operating loss of $2.0 million, or $0.16 per share, which is $0.6 million lower than the net loss of $2.6 million, or $0.26 per share for the same period of 2018.
Total research grant revenue of $0.2 million earned during the third quarter of 2019 was derived solely from the Company's sub-award with Michigan State University and is $0.1 million more than the $0.1 million recognized from this award during the third quarter of 2018. Research and development expenses were $1.2 million in the third quarter of 2019, compared to $1.3 million for the third quarter of 2018. General and administrative expenses were $1.0 million and $1.4 million for the third quarters ended September 30, 2019 and 2018, respectively.
During the nine months ending September 30, 2019, the Company reported a net operating loss of $6.1 million, or $0.52 per share, compared to a net operating loss of $7.3 million, or $0.74 per share for the nine months ending September 30, 2018.

Total year to date grant revenue earned through September 30, 2019 was $0.7 million compared to $0.4 million earned for the nine months ended September 30, 2018. Research and development expenses were $3.6 million during the nine months ended September 30, 2019, compared to $3.7 million for the nine months ended September 30 2018, and general and administrative expenses were $3.2 million and $4.1 million for the nine months ended September 30, 2019 and 2018, respectively.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.
For more information visit www.yield10bio.com (YTEN-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, collaborations, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the signing of research licenses and collaborations, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com

FischTank Marketing and PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue:
Grant revenue	$224	$76	$666	$421
Total revenue	224	76	666	421

Expenses:
Research and development	1,232	1,335	3,646	3,696
General and administrative	990	1,417	3,201	4,149
Total expenses	2,222	2,752	6,847	7,845
Loss from operations	(1,998)	(2,676)	(6,181)	(7,424)

Other income (expense), net	16	38	68	101
Net loss	$(1,982)	$(2,638)	$(6,113)	$(7,323)

Basic and diluted net loss per share	$(0.16)	$(0.26)	$(0.52)	$(0.74)

Number of shares used in per share calculations:
Basic and diluted	12,518,753	10,010,762	11,846,176	9,901,459

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	September 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$2,877	$3,023
Short-term investments	—	2,746
Accounts receivable	71	94
Unbilled receivables	83	66
Prepaid expenses and other current assets	468	448
Total current assets	3,499	6,377
Restricted cash	332	332
Property and equipment, net	1,247	1,385
Right-of-use assets	4,310	4,766
Other assets	31	100
Total assets	$9,419	$12,960

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$51	$117
Accrued expenses	905	680
Lease liabilities	798	844
Total current liabilities	1,754	1,641
Lease liabilities, net of current portion	5,045	5,621
Total liabilities	6,799	7,262

Commitments and contingencies

Stockholders’ Equity:
Preferred stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at September 30, 2019 and December 31, 2018; 12,519,017 and 10,025,811 shares issued and outstanding at September 30, 2019 and December 31, 2018, respectively	125	100
Additional paid-in capital	360,670	357,646
Accumulated other comprehensive loss	(124)	(110)
Accumulated deficit	(358,051)	(351,938)
Total stockholders’ equity	2,620	5,698
Total liabilities and stockholders’ equity	$9,419	$12,960

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net loss	$(6,113)	$(7,323)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	150	146
Charge for 401(k) company common stock match	73	91
Stock-based compensation	406	952
Non-cash lease expense	456	431
Changes in operating assets and liabilities:
Accounts receivables	23	29
Unbilled receivables	(17)	36
Prepaid expenses and other assets	217	(70)
Accounts payable	(66)	(37)
Accrued expenses	48	(756)
Lease liabilities	(622)	(230)
Net cash used for operating activities	(5,445)	(6,731)

Cash flows from investing activities
Purchase of property and equipment	(12)	(42)
Purchase of short-term investments	(1,000)	(9,742)
Proceeds from the sale and maturity of short-term investments	3,746	5,250
Net cash provided by (used for) investing activities	2,734	(4,534)

Cash flows from financing activities
Proceeds from warrants exercised	—	124
Taxes paid on employees' behalf related to vesting of stock awards	(4)	(6)
Proceeds from registered direct offering, net of issuance costs	2,583	—
Net cash provided by financing activities	2,579	118

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(14)	(19)

Net decrease in cash, cash equivalents and restricted cash	(146)	(11,166)
Cash, cash equivalents and restricted cash at beginning of period	3,355	14,804
Cash, cash equivalents and restricted cash at end of period	$3,209	$3,638

Supplemental disclosure of non-cash information:
Purchase of property and equipment included in accounts payable and accrued expenses	$41	$—
Right-of-use assets acquired in exchange for lease liabilities	$—	$194